EXHIBIT 23

CONSENT OF KPMG LLP

We consent to the inclusion of our report dated February 21, 2003 with respect to the consolidated balance sheets of Rock of Ages Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Rock of Ages Corporation.

/s/ KPMG LLP
 KPMG LLP

Boston, Massachusetts
February 21, 2003